Exhibit 10.1

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Principal Amount: $2,760,000

GoGreen Investments Corporation, a Cayman Islands exempted company (the “Maker”), promises to pay to the order of GoGreen Sponsor 1 LP, a Delaware limited partnership, or its registered assigns or successors in interest (the “Payee”), the principal sum of Two Million Seven Hundred Sixty Thousand Dollars ($2,760,000) on the Maturity Date (as defined below), in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note. This Note is being made in connection with Maker extending its termination date of January 25, 2023, for an additional three (3) months to April 25, 2023 (the “Extension”).

Capitalized terms used but not defined herein shall have the meanings given to them in the business combination agreement, dated [   ], 2023, by and among the Maker, Payee, Lifezone Metals Limited, Aqua Merger Sub, Lifezone Holdings Ltd., Keith Liddell (solely in his capacity as the representative of certain Lifezone Metals Limited shareholders), and certain shareholders of Lifezone Metals Limited (the “Business Combination Agreement”).

1. Maturity. The principal balance of this Note shall be due and payable by the Maker in cash upon the closing of a Repayment/Conversion Trigger Event, as such term is defined below (the “Maturity Date”). The principal balance may be prepaid at any time prior to the Maturity Date without penalty upon written notice by the Maker to the Payee.

(a)	Each of the following shall constitute a “Repayment/Conversion Trigger Event”:

(i)	the closing of a merger, consolidation or other business combination pursuant to which the Maker acquires an entity for its initial business combination (a “DeSPAC Transaction”); or

(ii)	subject to the terms below, the liquidation of the Maker on or before April 25, 2023 (unless such date is extended by the Maker’s board of directors to July 25, 2023, at the request of the Payee), or such later liquidation date as may be approved by Maker’s shareholders (a “Liquidation”), that occurs while the Note is outstanding or any time thereafter prior to the repayment of the Note.

Under no circumstances whatsoever shall any individual, including, but not limited to, any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.

2. Form of Repayment. In the event of a Liquidation, all amounts due under this Note shall be repaid in cash from funds outside of the Trust Account (as defined below). In the event of a DeSPAC Transaction, the Note shall be repaid in cash using the aggregate proceeds of the Trust Account (as defined below) released to us pursuant to the terms of the Trust Agreement (as defined below) and the PIPE Investment.

3. Interest. No interest shall accrue on the unpaid principal balance of this Note.

4. Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges, and finally to the reduction of the unpaid principal balance of this Note.

5. Use of Proceeds. On or prior to the date of this Note, the Payee shall remit the full principal amount to the Maker. The Maker hereby represents, warrants and covenants to the Payee, that the entire principal amount will be used by the Maker solely for purposes of making payments pursuant to the Investment Management Trust Agreement, dated October 20, 2021 by and between Maker and Continental Stock Transfer & Trust Company, a New York corporation (“CST”) (the “Trust Agreement”), for the Extension.

6. Events of Default. The following shall constitute an event of default (“Event of Default”):

(a) Failure to Make Required Payments. Failure by Maker to pay the principal amount due pursuant to this Note within five (5) business days of the date specified above.

(b) Breach of Use of Proceeds. Failure by Maker to comply with the provisions of Section 5 of this Note.

(c) Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(d). Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

7. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 6(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker, notwithstanding anything contained herein or in the documents evidencing the same to the contrary.

(b) Upon the occurrence of an Event of Default specified in Sections 6(b) or 6(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

8. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

9. Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder. Any failure of the Payee to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. The Payee may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights and without affecting Maker’s liability hereunder.

10. Notices. All notices, statements or other documents that are required or contemplated by this Note shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service, or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party, or such other address or fax number as may be designated in writing by such party, and (iii) by electronic mail, to the electronic mail address most recently provided to such party, or to such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given (i) on the day of delivery, if delivered personally; (ii) on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission; (iii) one (1) business day after delivery to an overnight courier service; or (iv) five (5) days after mailing if sent by mail, as applicable.

11. Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

12. Severability. Any provision contained in this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all rights, titles, interests or claims of any kind (“Claim”) in or to any distribution of or from the trust account (the “Trust Account”) established in connection with Maker’s initial public offering (the “IPO”), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever; provided, however, that upon the consummation of the initial business combination, Maker shall repay the principal balance of this Note out of the aggregate proceeds released to Maker from the Trust Account and the PIPE Investment.

14. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

15. Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

GoGreen Investments Corporation

By:	/s/ John Dowd
	Name:	John Dowd
	Title:	Chief Executive Officer

1/19/2023

[Signature Page to Promissory Note]

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